Exhibit 99.1

IRET Continues Execution of Strategic Transformation

- Completes Sale of Eight Senior Housing Assets for $43.9 Million -

- Commences Redemption of 8.25% Series A Preferred Shares -

MINOT, N.D., November 1, 2016 – IRET (NYSE: IRET) today announced the completion of the sale of eight senior housing assets in Idaho, totaling 313 units, for a total sales price of approximately $43.9 million on October 31, 2016. The assets were sold to the current tenants, who are affiliates of Edgewood Senior Living, Inc. After retiring mortgage debt and paying other closing costs, IRET will receive net cash proceeds of approximately $31.2 million.

Additionally, IRET today announced that it intends to redeem all 1,150,000 outstanding shares of its 8.25% Series A Cumulative Redeemable Preferred Shares (NYSE: IRET PR) (the “Preferred A Shares”) on December 2, 2016 (“Redemption Date”), at a redemption price per share equal to the liquidation preference of $25.00 plus all accumulated and unpaid distributions up to and including the Redemption Date (“Redemption Price”). Distributions on the Preferred A Shares will cease to accrue from and after the Redemption Date. As of the Redemption Date, the Preferred A Shares will no longer be deemed outstanding and all rights of the holders of the Preferred A Shares will terminate, except the right to receive the Redemption Price without interest.

“We continue to simplify our business and strengthen our financial position, and today’s announcement marks another meaningful step forward in our efforts.  We are committed to our goal of becoming the premier multifamily company in the Midwest, which we believe will result in a stronger company, with more predictable cashflows that will support attractive long term returns for our shareholders.” said Tim Mihalick, CEO.

All Preferred A Shares are held by Cede & Co. as nominee of the Depository Trust Company, or DTC, and are held in book-entry form through DTC. Accordingly, the redemption of the Preferred A Shares, including payment of the Redemption Price, will be completed according to DTC’s procedures. The notice of redemption was delivered today to the record holder of the Preferred A Shares.

Payment of the Redemption Price for the Preferred A Shares will be made by American Stock Transfer and Trust Company, LLC as the Paying Agent. Questions regarding the redemption may be directed to the Paying Agent, who may be contacted by phone at (877) 248-6417 or at either of the below addresses:

For Deliveries By Hand or Courier:	For Deliveries By Mail:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, NY 10272-2042

About IRET

IRET focuses on the acquisition, development, redevelopment and management of multifamily communities located primarily in select growth markets throughout the Midwest.  As of July 31, 2016, IRET owned interests in 146 properties, consisting of: (1) 100 multifamily properties consisting of 13,012 units, and (2) 47 commercial properties, including 31 healthcare properties, containing a total of approximately 2.8 million square feet of leasable space.  IRET’s common shares, Series A preferred shares and Series B preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: IRET, IRETPR and IRETPRB, respectively). IRET’s press releases and supplemental information are available on its website at www.iret.com or by contacting Investor Relations at 701-837-7104.

Forward-Looking Statements

Certain statements in this press release, including statements regarding IRET’s plans and expectations with respect to the redemption of the Preferred A Shares, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from projected results.  Such risks, uncertainties and other factors include, but are not limited to:  changes in operating costs; the effect of government regulation; the availability of capital; changes in general and local economic and real estate market conditions; IRET’s ability to complete acquisitions and dispositions on attractive terms, or at all; IRET’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other payment dates; IRET’s ability to maintain financial covenant compliance under its debt agreements; fluctuations in interest rates; IRET’s ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; competition; IRET’s ability to attract and retain skilled personnel; and those risks and uncertainties detailed from time to time in IRET’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year ended April 30, 2016.  We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT INFO

Investor Relations

Stephen Swett
phone: 701-837-7104
email: IR@iret.com